UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 23, 2007 (February 22, 2007)

CRESTED CORP.
(Exact Name of Company as Specified in its Charter)

Colorado	0-8773	84-0608126
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1: Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement - For Sale of Uranium Assets to sxr Uranium One Inc.

On February 22, 2007, U.S. Energy Corp. (“USE”) and its majority-owned subsidiary Crested Corp. (“Crested), and certain of their private subsidiary companies, signed an Asset Purchase Agreement (the “APA”) with sxr Uranium One Inc. (“Uranium One,” headquartered in Toronto, Canada with offices in South Africa and Australia (Toronto Stock Exchange and Johannesburg Stock Exchange, “SXR”)), and certain of its private subsidiary companies. As used in this report, Uranium One refers to that entity as well as its subsidiaries that are parties to the APA, and USE and Crested refer to those entities, as well as their subsidiaries that are parties to the APA.

The following is only a summary of the Asset Purchase Agreement and the Production Payment Royalty Agreement, and is qualified by reference to the complete agreements filed as exhibits to this report.

At closing of the APA, USE and Crested will sell substantially all of their uranium assets (the Shootaring Canyon uranium mill in Utah, unpatented uranium claims in Wyoming, Colorado, Arizona and Utah (and geological library information related to the claims), and USE’s and Crested’s contractual rights with Uranium Power Corp.), to subsidiaries of Uranium One, for consideration (purchase price) comprised of:

•	$750,000 cash (paid in advance on July 13, 2006 after the parties signed the Exclusivity Agreement).

•	6,607,605 Uranium One common shares, at closing. On the day preceding the filing of this report, the Uranium One common shares closed at CAD$17.68 per share on the TSX (approximately USD$15.22).

•
Approximately $5,000,000 at closing, as a UPC-Related payment. On January 31, 2007, USE and Crested, and Uranium Power Corp. (“UPC), amended their purchase and sale agreement for UPC to buy a 50% interest in certain of USE and Crested’s mining properties (as well as the mining venture agreement between USE and Crested, and UPC, to acquire and develop additional properties, and other agreements), to grant USE and Crested the right to transfer several UPC agreements, including the right to receive all future payments thereunder from UPC ($4,100,000 cash plus 1,500,000 UPC common shares), to Uranium One. At closing of the APA, Uranium One will acquire USE’s and Crested’s agreements with UPC (excluding those agreements related to Green River South, which will be retained by UPC), for which Uranium One will pay USE the UPC-Related payment in amount equal to a 5.25% annual discount rate applied to the sum of (i) $4,100,000 plus (ii) 1,500,000 multiplied by the volume weighted average closing price of UPC’s shares for the 10 trading days ending five days before the APA is closed.

•	Approximately $1,300,000, at closing, to reimburse USE and Crested for expenditures from July 10, 2006 to the date of the APA.

•	Additional consideration, if and when certain events occur:

•
$20,000,000 cash when commercial production occurs at the Shootaring Canyon Mill (when the Shootaring Canyon Mill has been operating at 60% or more of its design capacity of 750 short tons per day for 60 consecutive days).

•
$7,500,000 cash on the first delivery (after commercial production has occurred) of mineralized material from any of the claims being sold to Uranium One under the APA (excluding existing ore stockpiles on the properties).

•
From and after commercial production occurs at the Shootaring Canyon Mill, a production payment royalty (up to but not more than $12,500,000) equal to five percent of (i) the gross value of uranium and vanadium products produced at and sold from the mill; or (ii) mill fees received by Uranium One from third parties for custom milling or tolling arrangements, as applicable. If production is sold to a Uranium One affiliate, partner, or joint venturer, gross value shall be determined by reference to mining industry publications or data.

•	Assumption of assumed liabilities:

•
Uranium One will assume certain specific liabilities associated with the assets to be sold, including (but not limited to) those future reclamation liabilities associated with the Shootaring Canyon Mill in Utah, and the Sheep Mountain properties. Subject to regulatory approval of replacement bonds issued by a Uranium One subsidiary as the responsible party, USE’s cash bonds in the approximate amount of $6,700,000 and $300,000 will be released and the cash will be returned to USE by the regulatory authorities. Receipt of these amounts is expected to follow closing of the APA.

All consideration will be paid to USE, for itself and as agent for Crested and the several private subsidiaries of USE and Crested that are parties to the APA. As of the date of this report, USE and Crested have not finalized the allocation of the consideration as between USE and Crested and the subsidiaries.

Closing of the APA is subject to satisfaction of closing conditions customary to transactions of this nature, including (i) approval by the Toronto Stock Exchange of the issuance of the Uranium One common shares; (ii) approval by the State of Utah of the transfer to a Uranium One subsidiary of ownership of the Utah Department of Environmental Quality, Division of Radiation Control Radioactive Material License related to the Shootaring Canyon Mill; and (iii) the termination of the review period and receipt of a favorable ruling (following an ‘Exon-Florio’ filing to be made by the parties under the APA) that the transactions contemplated by the APA would not threaten the national security of the United States.

USE’s and Crested’s joint venture holds a 4% net profits interest on Rio Tinto’s Jackpot uranium property located on Green Mountain in Wyoming. This interest is not included in the APA.

The APA also provides that U.S. Energy Corp. and Crested Corp. and Uranium One will enter into a “strategic alliance” agreement at closing under which, for a period of two years, Uranium One will have the first opportunity to earn into or fund uranium property interests which may in the future be owned or acquired by U.S. Energy Corp. and Crested Corp. outside the five mile area surrounding the purchased properties.

Section 9. Financial Statements and Exhibits

Financial Statements: None

Exhibits:  10.1  Asset Purchase Agreement (without schedules and exhibits (other than the Production Payment Royalty Agreement)
10.2 - Production Payment Royalty Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTED CORP.

Dated: February 23, 2007	By:	/s/ Harold . F. Herron
Harold F. Herron, President